We consent to the inclusion in this Registration Statement on Form S-1/ (Amendment No. 2) of our report dated November 8, 2012 with respect to the audited consolidated financial statements of Camp Nine, Inc. for the year ended August 31, 2012 and for the period from May 23, 2011 (inception) through August 31, 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

February 15, 2013